Exhibit (p)

INVESTMENT LETTER

SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.

Seligman LaSalle International Real Estate Fund, Inc. (the “Fund”), a closed-end management investment company, and the undersigned (“Purchaser”), intending to be legally bound, hereby agree as follows:

1.	In order to provide the Fund with initial capital, the Fund hereby sells to Purchaser and Purchaser hereby purchases 4,200 shares of common stock of the Fund (all such shares with a par value $0.01) at a price of $23.875 per share (the “Shares”) as of the close of business on or about May 17, 2007, which amounts to $100,275.00 for the Shares.

2.	Purchaser represents and warrants to the Fund that the Shares are being acquired for investment and not with a view to distribution thereof, and that Purchaser has no present intention to redeem or dispose of the Shares.

IN WITNESS WHEREOF, the parties have executed this agreement as of the 17th day of May, 2007.

SELIGMAN LASALLE INTERNATIONAL REAL ESTATE FUND, INC.

By:	/S/ LAWRENCE P. VOGEL
Name: Lawrence P. Vogel Title: Vice President and Treasurer

J. & W. SELIGMAN & CO. INCORPORATED

By:	/S/ THOMAS G. ROSE
Name: Thomas G. Rose Title: Managing Director and Treasurer